Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: (336) 741-5165	Media:	Jane Seccombe (336) 741-5068	RAI 2015-19

RAI board elects Robert Lerwill

WINSTON-SALEM, N.C. – July 15, 2015 – Reynolds American Inc. (NYSE: RAI) announced today that its board of directors has elected Robert Lerwill, the retired chief executive officer of Aegis Group plc, as a Class II director, effective immediately.

Lerwill fills the board vacancy created by the death of Sir Nicholas Scheele in July 2014 and will serve on the board’s compensation and leadership development committee. He is one of five RAI board members designated by Brown & Williamson Holdings, Inc. (B&W), a subsidiary of British American Tobacco p.l.c. (BAT), pursuant to the governance agreement entered into between RAI, BAT and B&W as part of the business combination undertaken in 2004 that resulted in the formation of RAI.

Lerwill served as chief executive officer of Aegis Group, a global communications, media and market research company, from 2005 to 2008, and was a non-executive director of Aegis Group from 2000 to 2005. He also served on the board of directors of BAT from 2005 to 2013. Lerwill currently serves on the boards of directors of ITC Limited, DJI (Holdings) plc, Spire Healthcare plc and Impello plc.

“We welcome Robert to the board, and we look forward to working with him as RAI continues its strategy to transform the tobacco industry,” said Thomas C. Wajnert, chairman of RAI’s board of directors.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include three of the best-selling cigarettes in the U.S.: Newport, Camel and Pall Mall. These brands, and its other brands, are manufactured in a variety of styles and marketed in the U.S.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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